     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 2001



                                                      REGISTRATION NO. 333-64786

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                            NEW FRONTIER MEDIA, INC.
                (Name of registrant as specified in its charter)

                               COLORADO                                                       84-1084061
       (State or jurisdiction of incorporation or organization)                    (IRS Employer Identification No.)

                     5435 Airport Blvd, Suite 100                                           MARK H. KRELOFF
                          Boulder, CO 80301                                          5435 Airport Blvd, Suite 100
                            (303) 444-0900                                                 Boulder, CO 80301
                    Facsimile No.: (303) 444-0734                                           (303) 444-0900
  (Address, including zip code, and telephone number, including area      (Address, including zip code, and telephone number,
          code, of registrant's principal executive offices)                  including area code, of agent for service)

                            ------------------------
                                    Copy to:
                               Hank Gracin, Esq.
                                 Lehman & Eilen
                   50 Charles Lindbergh Boulevard, Suite 505
                           Uniondale, New York 11553
                  (516) 222-0888     Facsimile (516) 222-0948
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this registration statement.

     If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plan, please check the following box: /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
                                                                                PROPOSED
                                                              PROPOSED           MAXIMUM
         TITLE OF EACH CLASS OF                                MAXIMUM          AGGREGATE        AMOUNT OF
            SECURITIES TO BE                AMOUNT TO      OFFERING PRICE       OFFERING        REGISTRATION
               REGISTERED                 BE REGISTERED     PER SHARE(1)        PRICE(1)            FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001 per
  share.................................      41,023            $2.55         $ 104,608.65       $   27.62
Common Stock, par value $.0001 per
  share(2)..............................    1,645,283           $2.55         $4,195,471.65      $1,107.60
Total...................................    1,686,306           $2.55         $4,300,080.30      $1,135.22
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------


(1) Estimated solely for purposes of calculating the registration fee. The Proposed Maximum Aggregate Offering Price was calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of $2.55 per share, which was the average of the high and low prices of the common stock as reported in the NASDAQ SmallCap Market system on August 6, 2001.


(2) Issuable upon exercise of warrants.
                            ------------------------

     Pursuant to Rule 416, there are also registered hereby such additional indeterminate number of shares as may become issuable as dividends or to prevent dilution resulting from stock splits, stock dividends or similar transactions or to provide for changes in the number of shares of Common Stock as are issuable upon conversion of the Preferred.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION DATED AUGUST 7, 2001


PROSPECTUS


                                     [LOGO]
                            NEW FRONTIER MEDIA, INC.

                        1,686,306 SHARES OF COMMON STOCK


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                            ------------------------

     The 1,686,306 shares of common stock are being offered by the selling stockholders. The common stock currently trades on the NASDAQ SmallCap Market under the symbol "NOOF". On August 6, 2001, the last sale price of the common stock as reported on NASDAQ was $2.55 per share.


     The common stock may be sold by the selling stockholders directly or through underwriters, dealers or agents in market transactions or privately negotiated transactions.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 3 IN THIS PROSPECTUS.


                 The date of this prospectus is August 7, 2001

                      [This page intentionally left blank]

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements incorporated herein.

                            NEW FRONTIER MEDIA, INC.
                     Offices: 5435 Airport Blvd, Suite 100,
                            Boulder, Colorado 80301
                        Telephone number (303) 444-0900
                        Facsimile number (303) 444-0734

                                  THE OFFERING

Common Stock Offered by Selling                 1,686,306 shares
Stockholders.................................
Common Stock to be Offered by Us.............   0 shares
Common Stock Outstanding Before
  Offering (1)...............................   21,182,734 shares
Common Stock Outstanding After
  Offering (2)...............................   22,828,017 shares based on all shares offered
                                                under this prospectus.
Use of Proceeds..............................   All of the shares offered by this prospectus
                                                are being offered by the selling
                                                stockholders. New Frontier Media will not
                                                receive any proceeds from these sales of its
                                                stock.


------------------
(1) Based on shares outstanding as of August 6, 2001.


(2) Assumes the sale of all shares offered hereby, including the share underlying the warrants.

                                  RISK FACTORS

     This prospectus and the documents incorporated in this prospectus by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

     Accordingly, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Such risks and uncertainties include those risk factors and such other uncertainties noted in the prospectus and in the documents incorporated herein by reference. New Frontier Media assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

LIMITS ON OUR ACCESS TO DISTRIBUTION CHANNELS COULD CAUSE US TO LOSE SUBSCRIBER REVENUES AND ADVERSELY AFFECT OUR OPERATING PERFORMANCE.

     Our satellite uplink provider's services are critical to us. If our satellite uplink provider fails to provide the contracted uplinking services, our satellite programming operations would in all likelihood be suspended, resulting in a loss of substantial revenue to the Company. If our satellite uplink provider improperly manages its uplink facilities, we could experience signal disruptions and other quality problems that, if not immediately addressed, could cause us to lose subscribers and subscriber revenues.

     Our continued access to satellite transponders is critical to us. Our satellite programming operations require continued access to satellite transponders to transmit programming to our subscribers. We also use satellite transponders to transmit programming to cable operators and DBS providers. Material limitations to satellite transponder capacity could materially adversely affect our operating performance. Access to transponders may be restricted or denied if:

     * we or the satellite owner is indicted or otherwise charged as a defendant in a criminal proceeding;

     * the FCC issues an order initiating a proceeding to revoke the satellite owner's authorization to operate the satellite;

     * the satellite owner is ordered by a court or governmental authority to deny us access to the transponder;

     * we are deemed by a governmental authority to have violated any obscenity law; or

     * our satellite transponder provider determines that the content of our programming is harmful to its name or business.

     In addition to the above, the access of our networks to transponders may be restricted or denied if a governmental authority commences an investigation concerning the content of the transmissions.

     Our ability to convince cable operators and DBS providers to carry our programming is critical to us. The primary way for us to expand our cable subscriber base is to convince additional cable operators and DBS providers to carry our programming. We can give no assurance, however, that our efforts to increase our base of subscribers will be successful.

IF WE ARE UNABLE TO COMPETE EFFECTIVELY WITH OUR PRIMARY CABLE/DBS COMPETITOR, WHO HAS SIGNIFICANTLY GREATER RESOURCES THAN US, WE WILL NOT BE ABLE TO INCREASE SUBSCRIBER REVENUES.

     Our ability to increase subscriber revenues and operate profitably, is directly related to our ability to compete effectively with Playboy, our principal competitor. Playboy has significantly greater financial, sales, marketing and other resources to devote to the development, promotion and sale of its cable programming products, as well as a longer operating history and broader name recognition, than we do. We compete with Playboy as to the editing standards of its programming, network performance in terms of subscriber buy rates and the license fees that we offer to cable operators and DBS providers.

IF WE ARE UNABLE TO COMPETE EFFECTIVELY WITH OUR PRIMARY INTERNET COMPETITORS, SOME OF WHOM HAVE SIGNIFICANTLY GREATER RESOURCES THAN US, WE WILL NOT BE ABLE TO INCREASE OUR WEB SITE MEMBERSHIP REVENUES.

     Our ability to increase our Internet web site membership revenues is directly related to our ability to compete effectively with our Internet competitors. Some of these competitors have significantly greater financial, sales, marketing and other resources to devote to the development, promotion and sale of their web site subscriptions, as well as a longer operating history and broader name recognition, than we do. We compete with other adult-content web sites as to the editing standards of their programming and the subscription fees that are offered to web site members. In this regard, to the extent that the availability of free adult content on the Internet increases, it may negatively impact our ability to attract fee-paying members.

     In addition, our Internet operations benefit from, and compete with our competitors for, traffic arrangements with third party webmasters who direct traffic to our Internet sites. These traffic arrangements are short-term in nature and, as such, are subject to rapid change. No assurances can be given that we will be able to continue our arrangements with our affiliated webmasters or that these arrangements will continue to be profitable for us.

IF WE ARE UNABLE TO COMPETE EFFECTIVELY WITH OTHER FORMS OF ADULT AND NON-ADULT ENTERTAINMENT, WE WILL ALSO NOT BE ABLE TO INCREASE SUBSCRIBER REVENUE.

     Our ability to increase revenue is also related to our ability to compete effectively with other forms of adult and non-adult entertainment. We face competition in the adult entertainment industry from other providers of adult programming, adult video rentals and sales, newspapers and magazines aimed at adult consumers, adult oriented telephone chat lines, and adult oriented Internet services. To a lesser extent, we also face general competition from other forms of non-adult entertainment, including sporting and cultural events, other television networks, feature films and other programming.

     Our ability to compete depends on many factors, some of which are outside of our control. These factors include the quality and appeal of our competitors' content, the technology utilized by our competitors, the effectiveness of their sales and marketing efforts and the attractiveness of their product offerings.

     Our existing competitors, as well as potential new competitors, may have significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their product offerings. These competitors may also engage in more extensive technology research and development and adopt more aggressive pricing policies for their subscription-based content. Additionally, increased competition could result in price reductions, lower margins and negatively impact our financial results.

WE MAY BE LIABLE FOR THE CONTENT WE MAKE AVAILABLE ON THE INTERNET.

     Because of the adult-oriented content of our web sites, we may be subject to obscenity or other legal claims by third parties. We may also be subject to claims based upon the content that is available on our web sites through links to other sites. Our business, financial condition and operating results could be harmed if we were found liable for this content. Implementing measures to reduce our exposure to this liability may require us to take steps that would substantially limit the attractiveness of our web sites and/or their availability in various geographic areas, which would negatively impact their ability to generate revenue. Furthermore, our insurance may not adequately protect us against all of these types of claims.

DISRUPTION OF OUR INTERNET SERVICES DUE TO SECURITY BREACHES OR OTHER SYSTEM FAILURES COULD RESULT IN LESS TRAFFIC AT OUR WEB SITES AND SUBSCRIBER CANCELLATIONS.

     The uninterrupted performance of our computer systems is critical to the operation of our web sites. Our computer systems for our Internet services are located in Southern California and, as such, are vulnerable to earthquakes, fire, floods, power loss, telecommunications failures and other similar catastrophes. In addition, we may have to restrict access to our web sites to solve problems caused by computer viruses, security breaches or other system failures. Our customers may become dissatisfied by any systems disruption or failure that interrupts our ability to provide our content. Repeated system failures could substantially reduce the attractiveness of our web sites and/or interfere with commercial transactions, negatively impacting their ability to generate revenues.

     Our web sites must accommodate a high volume of traffic and deliver regularly updated content. Our sites have, on occasion, experienced slower response times and network failures. These types of occurrences in the future could cause users to perceive our web sites as not functioning properly and therefore cause them to frequent other Internet web sites. In addition, our customers depend on their own Internet service providers for access to our web sites. To the extent that they experience outages or other difficulties accessing our web sites due to system disruptions or failures unrelated to our systems our revenues could be negatively impacted.

     Our insurance policies may not adequately compensate us for any losses that may occur due to any failures in our service providers' systems or interruptions in our Internet services.

INCREASED GOVERNMENT REGULATION IN THE UNITED STATES AND ABROAD COULD IMPEDE OUR ABILITY TO DELIVER OUR CONTENT AND EXPAND OUR BUSINESS.

     New laws or regulations relating to the Internet, or the new application of existing laws, could decrease the growth in the use of our web sites, prevent us from making our content available in various jurisdictions or otherwise have a material adverse effect on our business, financial condition and operating results. These new laws or regulations may relate to liability for information retrieved from or transmitted over the Internet, taxation, user privacy and other matters relating to our products and services. Moreover, the application to the Internet of existing laws governing issues such as intellectual property ownership and infringement, pornography, obscenity, libel, employment and personal privacy is uncertain and developing.

     Cable system operators could become subject to new governmental regulations that could further restrict their ability to broadcast our programming. If new regulations make it more difficult for cable operators to broadcast our programming our operating performance would be adversely affected.

     The change to a Republican administration in Washington D.C. could result in increased government regulation of our business. It is not possible for us to predict what new governmental regulations we may be subject to in the future.

CONTINUED IMPOSITION OF TIGHTER PROCESSING RESTRICTIONS BY THE VARIOUS CARD ASSOCIATIONS AND ACQUIRING BANKS WOULD MAKE IT MORE DIFFICULT TO GENERATE REVENUES FROM OUR WEBSITES.

     Our ability to accept credit cards as a form of payment for our products and services is critical to us. With the ongoing efforts of the card associations to restrict the processing of credit cards for online adult-related content, we must continue to invest heavily in new technologies to better profile against fraud. Unlike a merchant handling a sales transaction in a card present environment, the e-commerce merchant is 100% responsible for all fraud perpetrated against them.

     Our ability to accept credit cards as a form of payment for our products and services has been or could further be restricted or denied for a number of reasons, including but not limited to:

     * Visa Tier 1 capital ratio requirements for financial institutions have significantly reduced the total dollar sales volume of Visa activity any bank can process in any given month;

     * Visa Tier 1 capital ratio requirements for financial institutions have significantly restricted the level of adult-related Internet activity a particular bank may be allowed to process in any given month;

     * if we experience excessive chargebacks and/or credits;

     * if we experience excessive fraud ratios;

     * there is a breach of our security resulting in theft of credit card data;

     * there is a change in policy of the acquiring banks and/or card associations with respect to the processing of credit card charges for adult-related content;

     * continued tightening of credit card association chargeback regulations in international areas of commerce;

     * association requirements for new technologies that consumers are less likely to use;

     * an increasing number of European and U.S. banks will not take accounts with adult-related content

     In this regard we note that American Express has instituted a policy of not processing credit card charges for online adult-related content. To the extent other credit card processing companies were to implement a similar policy it could have a material adverse effect on our business operations and financial condition.

IF WE ARE NOT ABLE TO RETAIN OUR KEY EXECUTIVES IT WILL BE MORE DIFFICULT FOR US TO MANAGE OUR OPERATIONS AND OUR OPERATING PERFORMANCE COULD BE ADVERSELY AFFECTED.

     As a small company with approximately 180 employees, our success depends upon the contributions of our executive officers and our other key technical personnel. The loss of the services of any of our executive officers or other key personnel could have a significant adverse effect on our business and operating results. We cannot assure that New Frontier Media will be successful in attracting and retaining these personnel. It may also be more difficult for us to attract and recruit new personnel due to the adult nature of our business.

OUR INABILITY TO IDENTIFY, FUND THE INVESTMENT IN, AND COMMERCIALLY EXPLOIT NEW TECHNOLOGY COULD HAVE AN ADVERSE IMPACT ON OUR FINANCIAL CONDITION.

     We are engaged in a business that has experienced tremendous technological change over the past several years. As a result, we face all the risks inherent in businesses that are subject to rapid technological advancement, such as the possibility that a technology that we have invested in may become obsolete. In that event, we may be required to invest in new technology. Our inability to identify, fund the investment in, and commercially exploit such new technology could have an adverse impact on our financial condition. Our ability to implement our business plan and to achieve the results projected by management will be dependent upon management's ability to predict technological advances and implement strategies to take advantage of such changes.

NEGATIVE PUBLICITY, LAWSUITS OR BOYCOTTS BY OPPONENTS OF ADULT CONTENT COULD ADVERSELY AFFECT OUR OPERATING PERFORMANCE AND DISCOURAGE INVESTORS FROM INVESTING IN OUR PUBLICLY TRADED SECURITIES.

     We could become a target of negative publicity, lawsuits or boycotts by one or more advocacy groups who oppose the distribution of "adult entertainment." These groups have mounted negative publicity campaigns, filed lawsuits and encouraged boycotts against companies whose businesses involve adult entertainment. The costs of defending against any such negative publicity, lawsuits or boycotts could be significant, could hurt our finances and could discourage investors from investing in our publicly traded securities. To date, we have not been a target of any of these advocacy groups. As a leading provider of adult entertainment, we can not assure you that we may not become a target in the future.

BECAUSE WE ARE INVOLVED IN THE ADULT PROGRAMMING BUSINESS, IT MAY BE MORE DIFFICULT FOR US TO RAISE MONEY OR ATTRACT MARKET SUPPORT FOR OUR STOCK.

     Some investors, investment banking entities, market makers, lenders and others in the investment community may decide not to provide financing to us, or to participate in our public market or other activities due to the nature of our business, which, in turn, may hurt the value of our stock, and our ability to attract market support.

BECAUSE IT MAY BE DIFFICULT TO EFFECT A CHANGE IN CONTROL OF NEW FRONTIER MEDIA WITHOUT CURRENT MANAGEMENT'S CONSENT, A POTENTIAL SUITOR WHO OTHERWISE MIGHT BE WILLING TO PAY A PREMIUM FOR ACQUIRING OUR COMPANY MAY DECIDE NOT TO ATTEMPT AN ACQUISITION OF NEW FRONTIER MEDIA.

     Issuance of a poison-pill or a large block of preferred stock with voting rights could have the effect of delaying, deferring or preventing a change in control of New Frontier Media. Potential suitors who otherwise might be willing to pay a premium to acquire New Frontier Media may decide not to try to acquire us because it may be difficult to effect a change in control of New Frontier Media without current management's consent. New Frontier Media's board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of such stock without further shareholder approval. The rights of the holders of common stock will be subjected to, and may also be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

FUTURE SALES OF COMMON STOCK MAY CAUSE THE MARKET PRICE OF THE COMMON STOCK TO DROP.

     Future sales of shares of common stock by New Frontier Media and/or its stockholders could cause the market price of the common stock to drop. As of July 5, 2001, there were 8,534,982 restricted shares which are currently eligible for resale under Rule 144 of the Securities Act and 12,551,698 shares of common stock which are freely tradable. Sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could have a significant adverse effect on the market price of the common stock.

                                INDEMNIFICATION

     Our Bylaws require us, to the fullest extent permitted or required by Colorado law, to:

     * indemnify our directors against any and all liabilities and

     * advance any and all reasonable expenses incurred in any proceeding to which any such director is a party or in which such director is deposed or called to testify as a witness because he or she is or was a director of New Frontier Media.

     Generally, Colorado statutory law permits indemnification of a director upon a determination that he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The right to indemnification granted in our Bylaws is not exclusive of any other rights to indemnification against liabilities or the advancement of expenses which a director may be entitled to under any written agreement, Board resolution, vote of stockholders, Colorado law or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                       WHERE YOU CAN GET MORE INFORMATION

     At your request, we will provide you, without charge, a copy of any exhibits to our registration statement incorporated by reference in this prospectus. If you want more information, write or call us at:

                            New Frontier Media, Inc.
                          5435 Airport Blvd, Suite 100
                            Boulder, Colorado 80301
                        Telephone number: (303) 444-0900
                        Toll Free number: 1-888-875-0632
                        Facsimile number: (303) 444-0734

     Our fiscal year ends on March 31. We furnish our shareholders annual reports containing audited financial statements and other appropriate reports. In addition, we are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W. Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http:\\www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of the securities offered by this prospectus.

     New Frontier Sec Filings (File No. 0-23697)

     * Annual Report on Form 10-K for the year ended March 31, 2001

     * All other reports and other documents filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since March 31, 2001

     * Our registration statement on Form 8-A12G filed on January 30, 1998 registering the common stock under Section 12(g) of the Securities Exchange Act of 1934

     This prospectus is part of a registration statement we filed with the SEC.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                   USE OF PROCEEDS FROM SALE OF COMMON STOCK

     Proceeds from the sale of the shares of common stock being registered hereby will be received directly by the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the shares.

                              SELLING STOCKHOLDERS

     New Frontier has agreed to register the public offering of the selling stockholders' shares of common stock under the Securities Act and to pay all expenses in connection with such registration, other than brokerage commissions and discounts in connection with the sale of the common stock and the expenses of counsel.


     The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by each of the selling stockholders as of August 6, 2001, the number of shares which may be offered for resale pursuant to this prospectus and the number and percentage of shares of common stock owned beneficially by each of the selling stockholders after the offering.


     The information included below is based upon information provided by the selling stockholders. None of the selling stockholders have been an affiliate of New Frontier during the preceding three years, except as noted. Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares that will be held by the selling stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold.

                                                                                    SHARES OF COMMON STOCK
                           SHARES OF COMMON STOCK                                   OWNED AFTER OFFERING(3)
                                OWNED BEFORE           SHARES OF COMMON STOCK      -------------------------
                                 OFFERING(1)                BEING OFFERED            NUMBER       PERCENT(2)
                           ----------------------      ----------------------      ---------      ----------
Mark Kreloff                      1,458,523(4)                   69,000            1,389,526         6.09
Michael Weiner                      685,616(5)                  150,000              535,616         2.23
Tom Nyiri                           114,000(6)                   50,000               64,000            *
L.P. Ventures                        20,000(6)                   20,000                    0           --
Ken Boenish                         166,833(7)                   75,000               91,833            *
Kent Krausman                        92,500(6)                   25,000               67,500            *
Jim Tilton                           25,000(6)                   25,000                    0           --
David Josephson                      30,000(6)                   30,000                    0           --
Gregory Dumas                        41,666(8)                   75,000                    0           --

                                                                                    SHARES OF COMMON STOCK
                           SHARES OF COMMON STOCK                                   OWNED AFTER OFFERING(3)
                                OWNED BEFORE           SHARES OF COMMON STOCK      -------------------------
                                 OFFERING(1)                BEING OFFERED            NUMBER        PERCENT(2)
                           ----------------------      ----------------------      ---------      ----------
Sands Brothers                       75,000(6)                   75,000                    0           --
Littman Krooks Roth &
  Ball                               25,000(6)                   25,000                    0           --
TESC                                533,808(6)                  533,808                    0           --
Doug Moreland                       300,000(6)                  300,000                    0           --
Bay Area Investment
  Group                              87,500(6)                   87,500                    0           --
Core Financial                       50,000(6)                   50,000                    0            *
Robert Rifkin                        72,000(9)                   38,666               33,334            *
Century Advertising
  d/b/a Diamond Cabaret               1,309(6)                    1,309                    0           --
SB Diamond LLC                       20,000                      20,000                    0           --
Michael Seely                        11,023                      11,023                    0           --
Major League Marketing               25,000(6)                   25,000                    0           --
                                 ----------                  ----------            ---------
TOTAL                             3,834,778                   1,686,306            2,181,809

------------------

*Less than 1%

(1) Under Securities and Exchange Commission rules, beneficial ownership includes any shares as to which an individual or entity has sole or shared voting power or investment power. We believe that the selling stockholders named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted. A person is also deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and are exercisable within 60 days from the date hereof have been exercised.


(2) Based on a total of 21,182,734 shares issued and outstanding as of August 6, 2001 plus the shares issued under the subject warrants.


(3) Assumes the sale of all shares offered hereby.

(4) Mr. Kreloff is our Chairman of the Board of Directors and Chief Executive Officer. His ownership includes 383,500 shares of Common Stock issuable upon exercise of currently exercisable warrants and options, and 288,000 shares of Common Stock held in trust for the benefit of his minor children.

(5) Mr. Weiner is a member of our Board of Directors and is the Executive Vice President. His ownership includes 277,500 shares of Common Stock issuable upon exercise of currently exercisable warrants and options.

(6) Represents shares of Common Stock issuable upon exercise of warrants.

(7) Mr. Boenish is President of The Erotic Networks, Inc. His ownership includes 165,833 shares of common stock issuable upon exercise of currently exercisable warrants and options.

(8) Mr. Dumas is the Vice President of Corporate Development. His ownership includes 75,000 shares of common stock issuable upon exercise of warrants and options, of which 41,666 are currently exercisable.

(9) Includes 62,000 shares of Common Stock issuable upon exercise of warrants.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     * ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     * block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     * purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     * an exchange distribution in accordance with the rules of the applicable exchange;

     * privately negotiated transactions;

     * short sales, except as described below;

     * broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     * a combination of any such methods of sale; and

     * any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The selling stockholders may also engage in short sales against the box (which is a type of short sale which the short seller simultaneously maintains a long position in a security), puts and calls and other transactions in securities of New Frontier Media or derivatives of New Frontier Media securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act of 1934 and the associated rules and regulations under the Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     New Frontier Media is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. New Frontier Media has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                DIVIDEND POLICY

     We have not paid any cash or other dividends on our common stock since our inception and do not anticipate paying any such dividends in the foreseeable future. We intend to retain any earnings for use in our operations and to finance the expansion of its business.

                                 LEGAL MATTERS

     The legality of the Shares offered hereby has been passed upon for us by Thorburn, Sakol & Throne of Denver, Colorado.

                                    EXPERTS

     The financial statements of New Frontier Media as of March 31, 2001 and 2000 and for the years ended March 31, 2001 and 2000, incorporated by reference in this prospectus from the Annual Report, have been incorporated herein in reliance on the reports of Singer Lewak Greenbaum & Goldstein LLP and Spicer, Jeffries & Co., independent certified public accountants, given on the authority of said firms as experts in accounting and auditing.

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
          Prospectus Summary.................................................     3
          The Offering.......................................................     3
          Risk Factors.......................................................     3
          Indemnification....................................................     8
          Where You Can Get More Information.................................     8
          Use of Proceeds from Sale of Common Stock..........................     9
          Selling Stockholders...............................................     9
          Plan of Distribution...............................................    10
          Dividend Policy....................................................    12
          Legal Matters......................................................    12
          Experts............................................................    12

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Filing fee under the Securities Act of 1933........................    $ 1,135.22
    Blue Sky qualification fees and expenses (1).......................         1,000
    Printing and engraving (1).........................................         5,000
    Legal Fees (1).....................................................        10,000
    Accounting Fees (1)................................................         3,000
    Miscellaneous (1)..................................................        864.78
         Total.........................................................    $   21,000

------------------
(1) Estimates

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     (i) Article 3, Section 3.17 of the Company's First Amended and Restated Bylaws provides as follows:

                                 "SECTION 3.17
                            LIMITATIONS ON LIABILITY

     To the fullest extent permitted by the Colorado Business Corporation Act as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for any action taken or any failure to take any action as a director. Notwithstanding the foregoing, a director will have liability for monetary damages for a breach or failure which involves: (i) a violation of criminal law;
(ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) distributions in violation of the Colorado Business Corporation Act or the Articles of the corporation (but only to the extent provided by law); (iv) willful misconduct or disregard for the best interests of the corporation concerning any acts or omissions concerning any proceeding other than in the right of the corporation or a shareholder; or (v) reckless, malicious or wanton acts or omissions concerning any proceeding other than in the right of the corporation or of a shareholder. No repeal, amendment or modification of this Article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director of the corporation occurring prior to such repeal, amendment or modification."

     (ii) Article 3, Section 3.18 of the Company's First Amended and Restated Bylaws provides as follows:

                                 "SECTION 3.18
                                INDEMNIFICATION

     Subject to and in accordance with the Colorado Business Corporation Act, and except as may be expressly limited by the Articles of Incorporation and any amendments thereto, the corporation shall indemnify any person:

          (i) made a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation's request, as a director, officer, employee or agent or another corporation, or other enterprise; or

          (ii) who was or is a party to any proceeding by or in the right of the corporation, to procure a judgement in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. This indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.

     The corporation may maintain indemnification insurance regardless of its power to indemnify under the Colorado Business Corporation Act.

     The corporation may make any other or further indemnification or advancement of expenses of any of the directors, officers, employees or agents under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and to action in another capacity while holding such office, except an indemnification against material criminal or unlawful misconduct as set forth by statute, or as to any transaction wherein the director derived an improper personal benefit.

     Except to the extent reimbursement shall be mandatory in accordance herewith, the corporation shall have the right to refuse indemnification, in whole or in part, in any instance in which the person to whom indemnification would otherwise have been applicable, if he or she unreasonably refused to permit the corporation, at its own expense and through counsel of its own choosing, to defend him or her in the action, or unreasonably refused to cooperate in the defense of such action."

ITEM 16. EXHIBITS  THE EXHIBITS ATTACHED HERETO ARE AS FOLLOWS:

    EXHIBIT
    NUMBER                                       DESCRIPTION
    -------     ------------------------------------------------------------------------------
      5.01      --Opinion of Thorburn, Sakol & Throne, counsel to the Company, concerning the legality of the securities being registered*
     23.01      --Consent of Spicer, Jeffries & Co.*
     23.02      --Consent of Singer Lewak Greenbaum & Goldstein LLP*
     23.03      --Consent of Thorburn, Sakol & Throne, counsel to the Company (included in their opinion filed as Exhibit 5.01).

------------------

 * Filed with this Registration Statement.




ITEM 17. UNDERTAKINGS.


     The Company hereby undertakes:

     (a) That insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act, and will be governed by the final adjudication of such issue.

     (b) That, subject to the terms and conditions of Section 13 (a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

     (c) That any post-effective amendment filed will comply with the applicable form, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

     (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10 (a) (3) of the 1933 Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (e) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

                                   SIGNATURES


     Pursuant to the requirements of the 1933 Act, as amended, the Company certifies that it has reasonable grounds to believe that it meets the requirements of filing on Form S-3 and has caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Boulder, Colorado on August 7, 2001.


                                          NEW FRONTIER MEDIA, INC.


                                          By: /s/ Mark H. Kreloff
                                              -----------------------
                                              Mark H. Kreloff
                                              Chief Executive Officer

     Pursuant to the requirements of the 1933 Act, as amended, this Registration Statement has been signed below by the following persons on the dates indicated.

               SIGNATURE                              TITLE                        DATE
----------------------------------------   ----------------------------   ----------------------
          /s/ MARK H. KRELOFF              Chairman and Chief Executive       August 7, 2001
----------------------------------------     Officer
            Mark H. Kreloff

           /s/ MICHAEL WEINER              Executive Vice President,          August 7, 2001
----------------------------------------     Secretary, Treasurer and
             Michael Weiner                  Director

            /s/ KARYN MILLER               Chief Financial Officer            August 7, 2001
----------------------------------------     (Principal Accounting
              Karyn Miller                   Officer)

           /s/ KOUNG Y. WONG               Director                           August 7, 2001
----------------------------------------
             Koung Y. Wong

           /s/ EDWARD J. BONN              Director                           August 7, 2001
----------------------------------------
             Edward J. Bonn

          /s/ BRADLEY A. WEBER             Director                           August 7, 2001
----------------------------------------
            Bradley A. Weber

           /s/ ALAN ISAACMAN               Director                           August 7, 2001
----------------------------------------
             Alan Isaacman

             /s/ HIRAM WOO                 Director                           August 7, 2001
----------------------------------------
               Hiram Woo

    EXHIBIT
    NUMBER                                       DESCRIPTION
    -------     ------------------------------------------------------------------------------
      5.01      --Opinion of Thorburn, Sakol & Throne, counsel to the Company, concerning the legality of the securities being registered*
     23.01      --Consent of Spicer, Jeffries & Co.*
     23.02      --Consent of Singer Lewak Greenbaum & Goldstein LLP*
     23.03      --Consent of Thorburn, Sakol & Throne, counsel to the Company (included in their opinion filed as Exhibit 5.01).

------------------


 * Filed with this Registration Statement.